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                                                                      Exhibit 11

                     HELEN OF TROY LIMITED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

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
                                                            Three Months Ended
                                                                  May 31,
                                                             1996          1995
                                                             ----          ----
Primary earnings per Share:
     Weighted average number of
     common shares outstanding                            12,966,662      12,854,576

Increase in weighted average
     number of common shares outstanding
     due to options and warrants                             652,352         522,650

Weighted average number of
     common shares outstanding, as adjusted               13,619,014      13,377,226

Net earnings                                             $ 2,402,000     $ 1,674,000

Net earnings per common and
     common equivalent share                             $       .18     $       .13

Fully Diluted Earnings per Share:
     Weighted average number of
     common shares outstanding                            12,966,662      12,854,576

Increase in weighted average
     number of common shares outstanding
     due to options and warrants                             799,250         605,792

Weighted average number of
     common shares outstanding, as adjusted               13,765,912      13,460,368

Net earnings                                             $ 2,402,000      $1,674,000

Net earnings per common and
     common equivalent share, assuming full dilutution   $       .18      $      .12
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